Exhibit 99.2

MRV COMMUNICATIONS

February 10, 2005
4:30 p.m. EST

Coordinator	Good day, ladies and gentlemen. Welcome to the MRV Communications Fourth Quarter and Year-End Results conference call. At this time all participants are in listen-only mode. We will be facilitating a question and answer session towards the end of today’s conference.

I would now like to turn the presentation over to your host for today’s call, Ms. Diana Hayden, Director of Corporate Communications. Please proceed.

D. Hayden	Good afternoon, everyone. Thank you for joining us today to discuss MRV’s fourth quarter and full year 2004 financial results. With me is Noam Lotan, our president and CEO; Near Margalit, CEO of LuminentOIC; and Shay Gonen, our CFO.

If you haven’t yet seen the press release, it can be retrieved at www.mrv.com or off of First Call or PR NewsWire. In addition, this conference call is being Web cast on our company Web page and will be available for replay. We will provide replay information at the end of today’s call. The slides for this financial highlight and overview presentation is available in conjunction with this teleconference and Web cast. The presentation can be viewed at http://www.mrv.com/investor.

Today, Noam Lotan will provide an executive summary and fourth quarter and year-end highlights of MRV. Near Margalit will provide an executive summary of LuminentOIC. Shay Gonen will review in detail the financial results for the fourth quarter and full year 2004. Also, we need to cover our Safe Harbor statement.

Certain comments made in this presentation may be characterized as forward-looking under the Private Securities Litigation Reform Act of 1995. Those statements involve a number of factors that could cause actual results to differ materially. Additional information concerning these factors is contained in the company’s filing with the SEC. Copies are available from the SEC, from the MRV web site, or from our Investor Relations department.

I would like to turn the call over to Noam Lotan, MRV’s President and CEO.

N. Lotan	Thank you, Diana. Good afternoon and thanks for joining us today. I am proud of our accomplishments in Q4. We continued our drive for profitability and delivered solid improvements in our financial results. Operating profit rose from $3 million loss to a profit of almost $900,000. Net losses were cut significantly, from nearly $5 million in Q4 of 2003, to about one million profit in Q4 of 2004. This also includes a gain of $2 million generated from selling an investment. Revenues increased by 30% sequentially and 18% year-over-year from $69 million, to nearly $82 million, which is well above our guided range.

Please click to slide number five for a chart showing our annual revenues. For ‘04, our total revenues reached $272 million, representing an annual growth of 14%. During the year, our own product revenue grew 17% and third party product revenue grew by 10%.

Please click to slide #6 for quarterly revenues. You can see that MRV has now been growing on a year-over-year basis, for seven straight quarters. We are on track for continued growth in Q1 of ‘05, and beyond.

Our cash position improved significantly by nearly $9 million sequentially. Other balance sheet items such as days-receivables outstanding and inventory turns also improved sequentially. In optical components, we recorded an impressive 20% growth for the year, due to an aggressive Fiber-to-the-Premises, FTTP, ramp up. We are extremely proud of what LuminentOIC, our wholly owned subsidiary, was able to accomplish in Q4 and in the second half of ‘04; ramping up volume to tens of thousands of devices and maintaining 100% customer satisfaction and on-time delivery.

The major carriers in North America, Verizon, SBC and Bell South aim to deploy IP-based networks for voice, data and video. They intend to provide service integration and voice offering which will allow customers to control and choose their content without being constrained by bandwidth limitations. LuminentOIC, has a commanding leadership in FTTP components with its Integrated Triplexer, the ITR.

During Q4 we continued to ship ITR’s in volume production, mainly for the nine states Verizon deployment as well as others. Near Margalit, CEO of LuminentOIC, will discuss the FTTP opportunity in some detail, in a minute, but I am pleased to say that we expect continued growth and successful deployment this year.

Before I turn it over to Near, let me highlight some of the events in Q4 and in the beginning of the current quarter. We acquired new carrier customers in North America, Israel, and Europe, with our Optical Ethernet and Optical Transport solutions. In addition, we conducted several high-level meetings with our key carrier customers in Europe and the Americas and are encouraged by their plans.

We have introduced a new family of carrier class console servers, the LX8000, a high-end dual-DC 20 and 40 port server. It is undergoing evaluations with new carriers as well as strategic partners who sell their products into carriers. It’s design for high reliability, it’s NEBS certification and the strong security features in its software have received favorable reviews from existing and potential customers.

In Q4, we highlighted our Optical Ethernet Access solutions through several high-profile events. These include two LightReading Webinars, and the MPLS ‘04 show in Washington DC. The DC event, boasted a record 600 attendees, and featured IP/MPLS interoperability and exhibits. MRV demonstrated VPLS interoperability over MPLS networks, as well as our Media Cross-Connect.

In January, we delivered two new LightReading Webinars focusing on Ethernet demarcation and VPLS. Next week we will participate, as one of the top ten Metro Ethernet vendors, in the annual MPLS World Congress in Paris. We will deliver a paper on migration strategy for carriers to VPLS in the Access, and will participate in interoperability testing.

The Lambda Driver Optical Transport platform, is currently gaining acceptance in Metro and regional CWDM and DWDM networks with carriers in Europe and in North America. During Q4, we announced a ten-gigabyte transponder for the Lambda Driver. We are very proud of the rapid acceptance of the ten-gigabyte per second transponder, which resulted in several links installed in Metro networks.

Adding value to our customers’ business is one of our stated goals. It requires a solution selling approach, of which our sales organization and channel partners are perfectly capable of. Recently, we have upgraded and added new talent to our sales organization, including field sales engineers. We are excited about the new additions and look forward to their contribution.

In November, we held our first EMEA partners conference in Eilat, Israel, and were delighted to host 70 people, mostly from Europe. Last week, we gathered our sales professionals for our annual MRV Americas Sales Conference, which featured participants from international offices and selected partners.

At this point I’d like to turn the call over to Near Margalit, CEO of LuminentOIC to provide some more details on the FTTP opportunity.

N. Margalit	Thank you, Noam. LuminentOIC achieved another quarter of solid growth primarily due to the Verizon FTTP deployment. Revenues for the quarter were $14.6 million for optical components, an increase of 15% over previous quarters; $9.7 million of the revenue came from FTTP applications, with $7 million coming from the single-family unit integrated Triplexer transceiver. Every indication has it that the FTTP market is on significant growth trajectory.

In the last call we talked about improvements in operational efficiencies for the integrated Triplexer transceiver. These improvements were executed on track with significant savings in both direct labor and material cost over previous quarter. In the last quarter we were able to complete the transfer of the optical subassembly to our Taiwan facility from the US facility.

Compared to Q3, overall company direct production labor cost for the quarter reduced by over 15%, at the same time the production output increased by over 15%. This is a direct result of improved efficiencies in the integrated Triplexer transceiver, which accounts for more than half of LuminentOIC’s revenue.

Gross margins improved to 14% from the previous 11% in Q3. For 2004, total depreciation for LuminentOIC was $6.2 million, versus a capital equipment investment of $800,000 primarily in FTTP test equipment. We expect a similar profile for depreciation versus cap ex for 2005.

This quarter we plan on transferring the assembly of the final transceiver to our China contract manufacturer. In calendar Q3 we expect to transfer the final analog video and digital testing to our contract manufacturer as well. During this transition to China there will be a short period of overlapping costs between the U.S. facility and China. Ultimately, we would like to use the U.S. facility as an R&D and new product introduction center rather than a production facility. This has been a long- term goal of the company for over a year, which we are now making tangible strides in achieving. We expect a full transition to this operating model through the calendar year of 2005.

Over the year we expect several competing factors to determine our ultimate profitability. On the positive side we see several factors that will improve the profitability of the business. These include the continued reduction of direct production labor cost as a percentage of revenue through the increase use of Asia facilities, as described earlier, new lower cost material designs qualified and introduced into production, and significantly higher unit quantities per quarter. These factors will compete with the predetermined phase in of lower price per unit necessary for the profitability of our customers.

Although the dominant sales growth for the year we expect to be in FTTP, we also anticipate growth in our Metro transceiver business, which represents approximately $2.5 million in Q4. This growth is based on the ramp of several new product lines that we expect to be attractive to the market. Specifically, we have several design qualifications for our

DWDM Small Form Factor Pluggable transceivers based on the new DWDM SFP Multi-Source Agreement. In addition, we expect CWDM transceiver applications to increase significantly over 2005.

Finally, we are seeing an increased trend in the use of single-fiber transceivers for Metro and Ethernet in the First Mile applications. We believe these trends all drive towards a direction of product strength for LuminentOIC. We are also starting to reap some of the benefits on the Metro transceiver product line with the significantly high volume purchasing power and production efficiencies coming from our FTTP product line.

Our ultimate success in the metro marketplace will come from gaining market share at Tier One customers, based our innovation, responsiveness, and technical performance. The Metro product line generally has higher margins, but success in this market segment can play a significant role in offsetting overhead costs as well as ultimate profitability for LuminentOIC.

Now I’d like to turn the call back over to Noam Lotan.

N. Lotan	Thank you, Near. We are excited about LuminentOIC’s contribution to one of the key trends in telecom today. Before I turn the call over to our CFO, Shay Gonen, I want to highlight some of the growth drivers for MRV.

We operate in growth markets. Generally, corporate IT spending is gaining momentum and communication equipment orders were up for the year. Demand for Ethernet services is on the rise, as it provides an economical solution for more bandwidth at fewer dollars. Metro Ethernet value is best unleashed when more locations can be connected at high bandwidth, and more services can flow over standard shared resources. Other growth markets, we are now making inroads into, are Storage Networks, Data centers and Lab Automation.

We have a favorable regulatory environment for Fiber to the Prem and Fiber to the Business. Accordingly, we expect regional and national carriers to take advantage of it and expand their broadband offerings.
Number three; Initial success in FTTP deployment at LuminentOIC, and other new products at MRV suggest that growth will continue.

Number four; MRV continues to nurture both new and existing strategic partnerships, which is expected to open up new opportunities worldwide. Number five; we continue to position the company around solution selling by building partnerships with our customers. Our resources in sales, marketing and support today, are the best we have ever had. The momentum of consistent year over year improvement in our financial results has been repeated now for several quarters, and we expect it to continue in Q1 and further into 2005.

With that, let me turn the call to our Chief Financial Officer, Shay Gonen, for specific details on our financial results.

S. Gonen	Thank you Noam. Good afternoon everyone and thank you for joining us for MRV’s fourth quarter conference call. Let me start with a brief review of our highlighted results, slide number 13 please.

Our revenues, which exceeded our guidance, were $81.9 million in Q4, compared to $62.9 million in Q3, and $69.1 million in Q4 of 2003, an increase of 30% quarter over quarter and 18% year over year.

We expect our revenues for Q1 to be in the range of $65 to $70 million, reflecting an average growth of 13% year over year. We also expect Q1 to be the seventh quarter in a row where MRV will achieve year over year quarterly growth, and the Networking Group is also anticipated to achieve its eighth quarter of consistent year over year growth.

In Q4, our Optical Components Group reported a 15% sequential increase in revenues and 30% compare to Q4 of ‘03. In Q3, our Optical Components Group reported a 44% sequential increase in revenues and nearly 40% year over year. These remarkable accomplishments are attributed to the initial shipments of FTTP components for early deployment in the United States.

This quarter we are pleased to report net income of one cent per share or $918,000 compared to a loss of $0.04 per share, or $3.8 million in Q3 of ‘04, and a loss of $0.05 or $4.9 million in Q4 of ‘03. This reflects $4.7 million improvement in our bottom line quarter over quarter and $5.8 million year over year. This was the achieved through our increase in revenues and gross profit, partially offset by increased operating expenses in Q4.

Headcount. In ‘04 we increased our headcount by 60 employees mainly in our Optical Components Taiwanese production facility as we progress with our plan to manufacture most of the FTTP related products in the Far East to increase our production efficiency and drive down costs. I will discuss our operating expense structure in further detail later in my presentation.

Revenues for Q4 were $81.9 million, an increase of $18.9 million or 30% sequentially. Product revenues consisted of 90% of our Q4 revenues while Service revenues were 10% of our Q4 revenues. For the fourth quarter we had one European customer that accounted for 12% of our revenues.

Revenues by business segment. We present Segment reporting information according to the following segments: Networking Group; Optical Components Group; and Development Stage Enterprise Group. Accordingly, our revenues by business segment for Q4 and Q3 were as follows.

For the Networking Group, revenues increased sequentially by 34% to $67.9 million in Q4, compared to $50.6 million in Q3. This increase is typical as our fourth quarter is seasonally the strongest quarter of the year, especially in Europe. The continuous weakening of the U.S. dollar compared to European currencies positively impacted our revenue.

Revenues for our Networking Group for ‘04 were $227.2 million compared to $202.4 million in ‘03, an increase of 12% year over year. We expect our system integration business to slow in the first quarter of 2005 as it has for the past several years.

Revenues for the Optical Components Group increased sequentially by 15% to $14.6 million in Q4 compared to $12.7 million in Q3.Year over year our Optical Components quarterly revenues increased 30% from $11.2 million in Q4 of ‘03. Revenues from our Optical Components Group grew 20% last year, from $38.8 million in ‘03 to $46.4 million in ‘04. As expected, this increase is the result of LuminentOIC’s fulfilling customers orders for FTTP components in the last half of ‘04. LuminentOIC’s FTTP revenues increased $2.2 million, or 29%, to $9.7 million in Q4 of ‘04. There were no revenues generated by our Development Stage Enterprise Group.

With respect to geographical breakdown we provide revenue data by the following regions: the Americas, Europe, Asia Pacific, and Other Regions, which includes the Middle East and Africa. The geographical breakdown as a percentage of revenues for Q4 and Q3 of ‘04 were as follows. Q4 revenues in the Americas were 22% in Q4 compared to 27% in Q3. In absolute dollars revenues in the Americas increased 5% sequentially.

Our revenue in the Americas grew by 21% in Q4 of ‘04 or $3.1 million compared to Q4 of ‘03, mainly due to the Optical Components’ business. Revenues in Europe were 73% in Q4 compared to 67% in Q3. In absolute dollars, revenues in Europe increased by $17.5 million or 42%. This seasonal increase is typical for our European business for the fourth quarter of the year and has been also positively influenced by the weakening of the U.S. dollar compared to European currencies.

Our revenues in Europe grew by 20% in Q4 of 2004 or $10 million compared to Q4 of 2003 mainly due to increased system integration business. Q4 revenues in Asia Pacific were 4% in Q4 compared to 6% in Q3. Q4 revenues in Other Regions were one percent or less in Q4 and Q3.

For product line analysis, please turn to slide number 16. Revenues for Q4 versus Q3 were as follows: Fiber Optic Components, previously reported as Optical Active Components, were 19% in Q4, compared to 21% in Q3. Sales of fiber optic components by our Optical Components Group, including inter-company revenue, were $14.6 million. The increase of $1.9 million is mainly due to our FTTP components shipments. Please note that our Networking Group also sells certain fiber optic components such as SFP’s and GBIC’s, which are part of its system solutions.

In the first quarter of this year we combined our Optical Passive Components and Network Physical Infrastructure products into Physical Layer Products category. Physical Layer Products were 25% in Q4 compared to 23% in Q3. Our Physical Layer Products revenues increased by $6.6 million or 47%, substantially due to our WDM and Media-Cross-Connect systems sales penetration.

Switches and routers were 29% in Q4, compared to 27% in Q3, reflecting an increase of $6.2 million or 36% as a result of large-scale project completions in Europe.

Console Management Products, previously reported as Remote Device Management Products, were 5% in Q4, compared to 7% in Q3, a sequential decrease of 11% and 10% year over year. For the year, our Console Management revenues increased 28% and were $20.6 million in ‘04 compared to $16.6 million for ‘03. Service related revenues were 10% of revenues in Q4, compare to 9% in Q3.

In Other Network Products revenues we include communication networks for aerospace, defense and other applications including cellular communication. These revenues were 12% in Q4 compared to 13% of revenues in Q3, although in absolute dollars representing a sequential increase of $1.7 million or 20%.

Revenues generated from the sale of third-party products through our system integration and distribution remained at 45% of our total reported revenues in Q4. Revenues generated from the sale of third-party products through our system integration and distribution were 46% in ‘04 compared to 48% in ‘03. The reduction of the percentage of third-party revenues is partially due to an increase of $21.3 million of MRV’s manufactured products during ‘04 compared to ‘03.

Looking at our consolidated P&L, the following items are worthy of note. Slide number 17 please. Gross profit. Our gross margin was 34% of revenues compared to 32% in the previous quarter. In absolute dollars, our gross profit increased $7.6 million to $27.8 million for Q4 compared to $20.1 million for Q3 of ‘04.

In Q4, our Networking Group revenues increased by $17.3 million. These revenues typically generate higher margin, which contributed to our increase of gross profit. Gross profit for the Networking group was $25.6 million or 38% in Q4 compared to $18.7 million or 37% in Q3 of this year, an increase of $6.9 million or 37%.

In absolute dollars, Q4 gross profit for the Optical Components Group was $2.1 million or 14%, compared to $1.4 million or 11% in Q3 of this year, an improvement of 50%. In Q4, we began realizing certain manufacturing efficiencies and are gradually shifting more production to our facility in Taiwan. This production shift will continue to enable us to capture additional gross margin.

Product Development and Engineering. Our product development and engineering expense in Q4 remained at $6.4 million and were 8% of our revenues in Q4 compare to 10% of our revenues in Q3.

Selling, General and Administration. Our SG&A expenses were $20.4 million, or 25% of our revenues in Q4, compared to $16.9 million or 27% of our revenues in Q3. In absolute dollars, SG&A expenses increased due to increases in commissions and other payroll related costs associated with our increased revenues. The weakening of the U.S. dollar compared to the European currencies also contributed to higher expenses.

Operating Expenses and Operating Income loss. Our total operating expenses in Q4 increased $3.6 million to $26.9 million as compared to $23.2 million in Q3 of ‘04. Our third quarter of the year has been historically associated with lower than average operating expenses during the year, where as the fourth quarter has been higher than the average. For Q4, we reported operating income of $888,000 an improvement of $4.0 million compared to an operating loss of $3.1 million in Q3.

Other Income expense net. For Q4, we reported other income of $678,000 compared to other expense of $88,000 for Q3. Other income expense includes interest expense on our convertible notes issued in ‘03 and our short-term loans, partially offset by interest income and fluctuations in currency rates. Our fourth quarter other income includes a $2 million gain from the sale of an investment.

Cap ex and Depreciation and Amortization. Our cap ex in ‘04 was $2.7 million or one percent of reported revenues. Our depreciation and amortization was $8.3 million for the year. The majority of our depreciation and amortization is reported in our Optical Components group as a result of investment in prior years in automation and production equipment that have enable us to meet the FTTP production demand.

Looking at our consolidated balance sheet, the following items are worthy of note. Please turn to slide number 18. Cash. As of December 31st ‘04,

our consolidated cash, cash equivalents, short-term and long-term marketable securities and time deposits were $84 million, compared to $75.3 million for the previous quarter. Our cash increased $8.7 million in Q4, as a result of improved collections efforts.

Short Term Obligations. Short-term obligations were $25.3 million for Q4 compared to $24.7 million for Q3. In Q4, we have reclassified the recording of accounts receivable financing transactions with recourse, which were previously recorded as sales of accounts receivable with recourse. These reclassifications resulted in an increase in accounts receivable and short-term obligations totaling $22 million at December 31, 2004 and $20 million at September 30, 2004. There was no change in the business or our financing arrangements, but simply a change in reporting presentation.

Long Term Debt. Our long-term obligations, including our convertible notes, remained unchanged at $23 million. Our long-term obligations consist primarily of our convertible notes due in ‘08.

Accounts Receivable. Accounts Receivables increased by $4.3 million, or 6%, and were $80.8 million in Q4. Days Sales Outstanding were 90 days in Q4 compared to 110 days in Q3, reflecting 19% improvement.

Inventories. Inventories decreased $3.3 million, or 7%, to $42.3 million for Q4. Days in inventory decreased to 71 days for Q4 compared to 97 days for Q3, an improvement of 27%.

Accounts payable. Accounts payable increased $3.4 million to $43.2 million for Q4 compare to $39.8 million for Q3.

As for the Outlook, Noam expressed that our outlook is good for the first quarter. Historically, the first quarter is our slowest quarter of the year. We expect our top and bottom line to improve as compared to Q1 of ‘04. Revenues for Q1 ‘05 are expected to be in the $65 to $70 million range, reflecting an average growth of 13% year over year. The bottom line will continue to improve as compared to Q1 of 2004.

With that I would like to turn the call to the operator for Q&A.

Coordinator	Your first question comes from Dave Kang. Please proceed.

D. Kang	Good afternoon. Congratulations. First of all, can you just talk about Verizon as far as what their inventory looked like?

N. Margalit	We don’t have specific visibility to what Verizon inventory is of ONT’s, we can only say that we’re shipping to a prefixed schedule to our customer, but I don’t think we have visibility to what the inventory level of ONT’s are at Verizon.

D. Kang	What about your immediate customers, Tel Lab’s and Alcatel, those folks?

N. Margalit	I think the inventory level now is low, relative to the quarterly shipping.

D. Kang	What do you think about ... acquisition that they finally did acquire Infinion’s Fiber Optics unit, and then I’m aware of a couple of small startups, can you just talk about the future competitive environment?

N. Margalit	I think specifically they ended up not within that acquisition when there was renegotiated they ended up not acquiring the fiber to the home transceiver business, and only took the Metro business. So we expect probably a similar competitive environment so we had the acquisition with Infinion obviously having a much smaller business to start with.

D. Kang	What about those startups that’s starting to focus more on the FTTP side at the component level?

N. Margalit	I think we’ve seen that across the board since we started this, but when people saw the FTTP we’ve been facing significant competition throughout the year, and even the year before. So we don’t see a specific change there, but the competitive environment is very strong.

D. Kang	Noam, from Lucent’s Web site I saw this article about bundling Juniper ... and you guys for Lucent’s Ethernet portfolio, when can we expect any kind of an impact on your P&L’s?

N. Lotan	I think this is a bit premature. Obviously there are opportunities out there, and when we have something interesting to announce we will, but basically we’ll deal with that.

D. Kang	Just a couple more to Shay, can you just talk about low ordering linearity or perhaps bookings or book to bill ratio?

S. Gonen	I prefer to delay this question, if you don’t mind. We typically don’t discuss it.

D. Kang	That’s fine. Can you talk about Sarbanes-Oxley, what was that fee during the quarter and how should we model that going forward?

S. Gonen	The only thing I can tell you is that we successfully implemented Sarbanes-Oxley and we’re very encouraged by the contribution that it has on our results and operations.

D. Kang	Lastly, Noam, Cisco said Europe was quite strong and they mentioned specific countries, and which ones were strong, can you talk about what you’re seeing from European customers, especially since it sounds like you had one ten percent customer from Europe ... that was, and is that a long-term relationship, or was it more of a one quarter phenomenon? Any color on that would be very helpful.

D. Lotan	Certainly. Europe is typically a very large portion of our revenue, as you know, we had some integration activity there, and we have a strong MRV home grown type product there. We had a typically strong Q4, which was even stronger because we had great successes, primarily in Scandinavia, Italy, France, and Germany. All of those, I think Shay mentioned that the acceptance of our Optical Transport Layer Physical Layer products like the WDM has contributed greatly in Europe. Also, we had a strong intake of a new product reintroduced in the Swedish market, which is ... 207, which is a VPLS de-access type solution for carriers. So that started deploying. The significant customer, Shay if you want to refer to that.

S. Gonen	This significant customer is just for the quarter, it’s not for the year. As I said before it was 12% with revenue, but it’s obviously a ... type of business, but I would not like to comment more than that since we have some commitment for confidentiality.

D. Kang	Thanks a lot.

Coordinator	Your next question comes from Jim Lahey with IRG Research. Please proceed.

J. Lahey	Good quarter. I’m calling in for Zamkoff. My first question is do you guys see any seasonality in the Luminent business at all?

N. Margalit	Generally I think what we’ve seen in Q1 and for other Optical Component companies is some historical trend from our own as Q1 tends to be a little bit weaker than the other quarters because of pre-negotiated price reductions tend to get phased in on the annual basis, but it’s not nearly the type of strong seasonality that exists with the European networking business.

J. Lahey	Do you guys have any idea of what the pace of Verizon’s rollout of FTTP, how many home...they’ve been getting, or more granularity on that?

N. Margalit	We probably don’t have much to add outside of the stuff that they’ve publicly announced. So we don’t have too much to add.

N. Lotan	Just to recap was one million customers passed in ‘04, and two million additionally in ‘05. From all we know from the published information by Verizon they have had a 20% success in the first market that they deployed, which is Kellogg, Texas, and that’s pretty encouraging actually.

J. Lahey	Are you guys seeing any progress at SBC, are you getting any business there?

N. Margalit	I think SBC is still in pretty early phases in terms of rolling out their fiber to the node, as well as their fiber to the home stuff, it’s not a significant portion of the business right now.

J. Lahey	Just one last question. You guys are working on networking and trying to extend that business, are you working to build any more OEM relationships in the networking business as all?

N. Lotan	Yes.

J. Lahey	Can you guys say any more detail on that?

N. Lotan	That’s a lot of work in progress and I think it’s probably premature to discuss details. We’ve mentioned in the past the accounts like Marconi or Sun Microsystems or others, but there’s nothing new to report on this point.

J. Lahey	Thanks.

Coordinator	Your next question comes from Shaul Eyal with CIBC World Markets. Please proceed.

E. Reiner	This is actually E. Reiner calling for Shaul. A couple of quick questions. First on the SG&A, I realize there’s a spike this quarter because of FX and it sounds like Sarbanes-Oxley, should we suppose that levels are going to go back closer to what we say in Q1 and Q2 next year?

S. Gonen	I think that’s a very good question. I guess that they should be coming back to the same level of Q1 and Q2 of ‘04, which were at the $24.5 or $25 million. As I said before, typically our last quarter of the year is the most expensive one, and the first one is probably the less expensive one. So the answer is yes. Also, with the increase in revenue, we will definitely see some impact on the SG&A since there are some costs associated with increasing the revenue.

E. Reiner	Very good. The other question is on manufacturing. Can you tell us a little bit more about the move to Taiwan and how that’s going? Are the efficiencies in terms of production, are they only going to make up for pricing degradation or is there going to be a net improvement in gross margins do you think?

N. Margalit	That’s a good question. It depends, obviously, on timeframes. They do have a significant direct impact, and there’s even a more significant direct impact as we qualify increasingly lower cost designs at our customers on probably something along an annual basis. Those two factors are significant. Obviously, our ultimate goal is to get the margins to be higher than where they are today. So what we’re targeting for is that the price reduction will be less than the reduction that we can get in savings from materials costs, and direct labor, but it’s always subject to both competitive pressures and how we execute on the cost reduction.

E. Reiner	The final question, if you can roll back the clock to a year ago, would you say that you entered this year with more confidence, less confidence, better visibility, worse visibility? How’s your overall kind of feeling about 2005 versus how you felt a year ago?

N. Lotan	That’s a good question, and actually I’m happy that you asked because we feel very comfortable entering ‘05 for a number of factors. First of all, we have a strong and broad product line, which has been successfully a new product introduction, we’ve seen successfully in Q4 and Q3 with the FTTP Triplexer and some of the MRV networking products.

So from the get go, we are armed with a very good product line. Second is a lot of new development in the pipeline, which will continue to strengthen the hand of our sales people in the field. The third element, I think we’re seeing a higher level of activity in general, a higher level of RFP’s, and more confidence in customer buying patterns. Overall I think the success of MRV helps position us as a partner rather than a box mover, if you like. We are basically beginning to forge long-term relationships with customers, including end user customers, not just particularly partners.

So, generally, I think the mood is upbeat. Our sales force is very confident. Like I said earlier we have a tremendous new talent in the field now, so we’re basically ready to go.

E. Reiner	Great. Congratulations, again, on a great quarter.

Coordinator	Your next question comes from Greg Waters with Investors Asset Management. Please proceed.

G. Waters	Nice quarter. A couple of questions. First of all, the $2 million gain, was that one of the development companies that was sold?

N. Lotan	It’s one of our investments.

G. Waters	You can’t highlight if it was a development company or not? Or which one it was, I’m struggling to keep track of those development companies.

N. Lotan	We have ... so it’s really hard for us to violate those, I’m sorry, Greg.

G. Waters	Understood. Second question, Bell South, Alcatel press release the other day, given what you know about what Bell South is planning to do with the fiber to the curb, does MRV fit into that equation? I’m not asking if you have a direct contract, but does your equipment fit with that equation?

N. Lotan	The answer is yes, definitely we fit into the equation. For the last ten years or so we’ve been working with Bell South — you’re talking about the fiber to the curb, fiber to the prem project of Bell South, is that what we’re talking about?

G. Waters	Correct.

N. Lotan	We’re definitely in communications with Bell South regarding their deployment of Metro Ethernet, and hopefully we get a chance to participate. We’re certainly aware of the opportunities there.

G. Waters	Great. That’s all I had. Great quarter.

Coordinator	Your next question is a follow up from Dave Kang. Please proceed.

D. Kang	Shay, can you quantify how your gross margin will be impacted after the transition to China or Taiwan is complete, perhaps by the end of this year?

S. Gonen	If you speak about the entire MRV I guess that as long as we see the same volume, like $12 to $14 million for the Optical Component business, then I guess that it will not materially affect, since the mix is in favor of the networking in terms of absolute dollars. If you ask specifically for the Optical Component, we’re probably looking at higher margins, but it is very hard to project now what will it be, our goal is definitely to be closer to the 20% margin or to the 14% margin.

D. Kang	Noam, you talked about ten gigabyte Ethernet storage, I was wondering if you can just kind of provide in terms of how much of those segments represent for you guys in terms of revenues? Is it fairly material at this point, or is there something that could become material over time, any color on that?

N. Lotan	It hasn’t been material to date. We’ve had very nice success with our ten gig, which was just introduced two or three months ago, we have very nice success with our WDM solutions for ten gig. We’re aiming for an additional ten gig offering also in our Opti Switch product line, and of course with the Optical Component we’re aiming at ten gig XSP capability.

Going forward, the storage market represents a very interesting and important opportunity for us, and we have very nice possibilities during the year, which have not started yet, but we are very, very confident that we will get a reasonable penetration into the storage area network market, mainly to our two products, Media Cross Connect and for our WDM capabilities.

D. Kang	Just lastly for Near, can we get an update as far as what NTT is up to, are they still in evaluation stage, how close are they in terms of rolling out,

and where would you be in terms of food chain? Then I guess going back to Verizon and the U.S. RBOC’s, my understanding is that they’re right now looking at VPON and I guess they could go to GPON ultimately, can you just talk about your Triplexer, or what the technology roadmap looks like for you guys?

N. Margalit	I’ll start with the NTG one. I don’t have any further updates to where we were last quarter in NTG. I think there’s still an evaluation stage, and there is still a competitive bid going on. I think there’s a couple of different competing architectures are going on there. So I think there’s still some ... out on what kind of technology they’re going with.

In terms of the U.S. RBOC’s, they’re all going, essentially their current solution is called VPON, essentially ATM based, and there are definitely evaluations going on for GPON, which is essentially just a higher data rate speed of the existing version instead of 622 megabytes going to gigabytes data rates. We’re in those engagements, and basically our component is essentially identical, or very close to identical, between the VPON and the GPON Solutions.

Coordinator	Your next question comes from Jeffrey Ripp of Janey Montgomery Scott. Please proceed.

J. Ripp	I was wondering the other $50 billion spend besides NTT is BT, and as I understand some of the words will be given out later in March. I assume you’re aligned with Alcatel, are you aligned with anyone else, and what are your expectations in that arena?

N. Margalit	Are you talking about in the component level or system level?

J. Ripp	Either, potential business for the company.

N. Lotan	First of all, from the component level we are aware of one of the system level companies that has already gained some inroads British Telecom, and they are a customer of ours. On the system level, we have a very close relationship with a BT supplier, namely Marconi, we’ve already announced that relationship, and this is definitely an opportunity for us because we make a product that fits into the SDH, what they call a packet span solution for Marconi. We basically provide the Internet access at 100 megabyte and gigabyte, which hooks up directly into their SDH TDM solution. Definitely British Telecom for that, but it hasn’t happened yet, it hasn’t started yet, so it’s still work in progress.

Coordinator	You have no further questions at this time. I’d like to turn the presentation back to Noam Lotan for closing remarks.

N. Lotan	I want to thank you for being on the call today. Obviously, we’re excited about our continued success. We feel that MRV is definitely on the right track. We execute well and we remain totally focused on our strategy and look forward to capitalizing on opportunities ahead.

I want to turn over the call to Diana for closing remarks.

D. Hayden	Thank you. We would like to thank you for participating on this afternoon’s conference call. A transcript of today’s teleconference discussion will be available on MRV’s Web site at www.mrv.com/investor, beginning at 8:00 p.m. Eastern time, 5:00 p.m. Pacific Time today.

For those of you who wish to listen to the replay of the conference call, an archived version of the Web cast will be available shortly following the conclusion of this call in the investor relation’s section of MRV’s Web site at www.mrv.com/investor. In addition a replay will be available by telephone from 6:30 p.m. Eastern time February 10, 2005 through 6:30 p.m. Eastern time February 12, 2005, at 617-801-6888, access code 87311223.

Coordinator	Thank you for your participation in today’s conference. This does conclude the presentation. You may now disconnect. Have a great day.

4th Quarter and Full Year 2004 Financial Results Teleconference February 10, 2005 20415 Nordhoff Street Chatsworth, CA 91311 818-886-6782 www.mrv.com

Q4 and Full Year 2004 Financial Review

AGENDA

Introduction	**Diana Hayden** Director, Corporate Communications
Overview & Highlights	**Noam Lotan** President and CEO, MRV
LuminentOIC Overview	**Near Margalit** CEO, LuminentOIC
Financial Summary	**Shay Gonen** CFO, MRV
Q & A Session	

Slide No. 2
MRV

Slide No. 3 Introduction Diana Hayden Director, Corporate Communications Noam Lotan President and CEO, MRV Overview & Highlights Near Margalit CEO, LuminentOIC LuminentOIC Overview Shay Gonen CFO, MRV Financial Summary AGENDA Q & A Session Q4 and Full Year 2004 Financial Review

Forward-Looking Statement Disclosure Q4 and Full Year 2004 Financial Review This press release, teleconference and presentation contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by that section. These forward- looking statements include statements by MRV's management team relating to the competitive environment in 2005 and the Company's expectations of future success in achieving its objectives. Any forward-looking statements in this press release/teleconference/presentation are subject to a number of risks and uncertainties, including the strength of the overall economy and the high technology market in particular, competition, product development efforts, and acceptance of MRV Communications' current and future products. Actual results could differ materially from those projected in our forward-looking statements. Investors should review the risk factors described in more detail in our most recent SEC reports available free of charge from MRV Communications at www.mrv.com or from the SEC at www.sec.gov. MRV Communications assumes no obligation to update the forward-looking statements contained in this press release/teleconference/presentation. Any information contained herein should be read in conjunction with the February 10, 2005 Q4 and Full Year 2004 financial results press release with accompanying financial tables.

Opening Remarks and Executive Overview

Noam Lotan

President and Chief Executive Officer

Slide No. 4

MRV

4th Quarter and Full Year 2004 Financial Results Teleconference Opening Remarks and Executive Overview Slide No. 7 Noam Lotan President and Chief Executive Officer

Q4 and Full Year 2004 Financial Review

Annual Revenue 2000 - 2004

Millions
$350
$300
$250
$200
$150
$100
$319
$333
$253
$239
$272
2000
2001
2002
2003
2004

Slide No. 5

2000 2001 2002 2003 2004 319.394 332.844 253 239 272 Annual Revenue 2000 - 2004 Q4 and Full Year 2004 Financial Review

Q4 and Full Year 2004 Financial Review

7 Quarters of Year Over Year Improvements

MRV
Divested FOCI/QOI
Millions
90.0
80.0
70.0
60.0
50.0
40.0
30.0
20.0
10.0
0.0
Q2 '02
Q2 '03
Q3 '02
Q3 '03
Q4 '02
Q4 '03
Q1 '03
Q1 '04
Q2 '03
Q2 '04
Q3 '03
Q3 '04
Q4 '03
O4 '04

Slide No. 6

7 Quarters of Year Over Year Improvements Q4 and Full Year 2004 Financial Review Q2 '02 Q2 '03 Q3 '02 Q3 '03 Q4 '02 Q4 '03 Q1 '03 Q1 '04 Q2 '03 Q2 '04 Q3 '03 Q3 '04 Q4 '03 O4 '04 MRV 57.6 62 53.1 56.8 66.7 69.1 51.1 59.6 62 67.2 56.8 62.9 69 81.9 Divested FOCI/QOI 4.1 - 7.7 - 1 - - - - - - - - - Millions

Q4 and Full Year 2004 Financial Review

Integrated Optical Triplexer

Luminent OIC

Slide No. 7

MRV

Integrated Optical Triplexer One per home PON optics Voice, Video, Data Complete CATV receiver One fiber, three optical signals Q4 and Full Year 2004 Financial Review

Q4 and Full Year 2004 Financial Review

10 Gig Transponder with DWDM

TM - DXFP
TX RX WDM
LASER OFF
TMP ALRM
RX WDM
RX ACC
TX RX ACCESS
DW-H
CH-49

Slide No. 8

10 Gig Transponder with DWDM Q4 and Full Year 2004 Financial Review

Executive Overview

LuminentOIC

Near Margalit

Chief Executive Officer, LuminentOIC

Slide No. 9

MRV

4th Quarter and Full Year 2004 Financial Results Teleconference Executive Overview Slide No. 17 Near Margalit Chief Executive Officer, LuminentOIC

Q4 and Full Year 2004 Financial Review

Worldwide Market of Metro Ethernet Services

Millions
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
$931
$7,027
2002
2003
2004
2005
2006
2007

Source: The Yankee Group,

Slide No. 10

MRV

Worldwide Market of Metro Ethernet Services 2002 2003 2004 2005 2006 2007 Revenue 931 1464 2363 3483 4972 7027 Millions Q4 and Full Year 2004 Financial Review

Q4 and Full Year 2004 Financial Review

Broadband Demand

U.S. Broadband Subscriber Forecast

U.S. Broadband Subscribers
80,000,000
70,000,000
60,000,000
50,000,000
40,000,000
30,000,000
20,000,000
10,000,000
-
Actuals
Estimate
Mass Market
Emerging Majority
Early Minority
1998A
1999A
2000A
2001A
2002A
2003A
2004E
2005E
2006E
2007E
2008E
2009E
2010E
2011E
2012E
2013E
2014E
2015E
Subscribers
2 per. Mov. Avg. (Subscribers)

Source:
CIBC World Markets

Slide No. 11

MRV

Broadband Demand Q4 and Full Year 2004 Financial Review Source: CIBC World Markets

Financial Review

Shay Gonen

Chief Financial Officer

Slide No. 12

MRV

4th Quarter and Full Year 2004 Financial Results Teleconference Financial Review Slide No. 23 Shay Gonen Chief Financial Officer

Q4 2004 Financial Review

Quarterly Results Highlights

($ thousands)	Q4-2004	Q3-2004	Q4-2003	Q o Q Q4/04 Vs. Q3/04 US$	%	Y o Y Q4/04 Vs. Q4/03 US$	%
Revenue	81,872	62,941	69,091	18,931	30%	12,781	18%
Operating income (loss)	888	(3,094)	(3,460)	3,982	(129%)	4,348	(126%)
Net income (loss)	918	(3,752)	(4,917)	4,670	(124%)	5,835	(119%)
EPS	$0.01	($0.04)	($0.05)	$0.04	(124%)	$0.06	(117%)
Cash position (1)	84,019	75,315	95,939	8,704	12%	(11,920)	(12%)
Cash to debt (2) ratio	1.74	1.57	2.18		11%		(20%)

(1) Includes - Cash and cash equivalents, short and long-term marketable securities and time deposits

(2) Includes - Short-term obligations, long-term debt including current portion and convertible notes

Slide No. 13

MRV

Quarterly Results Highlights Q4 2004 Financial Review

Q4 2004 Financial Review

Revenue Analysis by Business Segment

($ thousands)	Q4-2004	Q3-2004	Q4-2003	Q o Q Q4/04 Vs. Q3/04 US$	%	Y o Y Q4/04 Vs. Q4/03 US$	%
Networking group	67,905	50,623	58,371	17,282	34%	9,534	16%
Optical components group	14,598	12,695	11,189	1,903	15%	3,409	30%
Development stage group	-	-	-	-	-	-	-
Intersegment revenues	(631)	(377)	(469)	(254)	67%	(162)	35%
Total Revenue	81,872	62,941	69,091	18,931	30%	12,781	18%

Slide No. 14

Revenue Analysis by Business Segment Q4 2004 Financial Review

Q4 2004 Financial Review

Revenue Analysis by Geographical Region

($ thousands)	Q4-2004	Q3-2004	Q4-2003	Q o Q Q4/04 Vs. Q3/04 US$	%	Y o Y Q4/04 Vs. Q4/03 US$	%
Americas	18,016	17,129	14,936	887	5%	3,080	21%
Europe	59,452	41,984	49,446	17,468	42%	10,006	20%
Asia Pacific	3,245	3,607	4,327	(362)	(10%)	(1,082)	(25%)
Other regions	1,159	221	382	938	424%	777	203%
Total Revenue	81,872	62,941	69,091	18,931	30%	12,781	18%

Slide No. 15

MRV

Revenue Analysis by Geographical Region Q4 2004 Financial Review

Q4 2004 Financial Review

Revenue Analysis by Product Line

($ thousands)	Q4-2004	Q3-2004	Q4-2003	Q o Q Q4/04 Vs. Q3/04 US$	%	Y o Y Q4/04 Vs. Q4/03 US$	%
Fiber optic components	15,331	12,903	12,694	2,428	19%	2,637	21%
Switches and routers	23,348	17,151	17,947	6,197	36%	5,401	30%
Console management products	4,067	4,589	4,523	(522)	(11%)	(456)	(10%)
Physical layer products	20,782	14,165	17,057	6,617	47%	3,725	22%
Services	8,339	5,811	6,972	2,528	44%	1,367	20%
Other	10,005	8,322	9,898	1,683	20%	107	1%
Total Revenue	81,872	62,941	69,091	18,931	30%	12,781	18%

Slide No. 16

Revenue Analysis by Product Line Q4 2004 Financial Review

Q4 2004 Financial Review

Quarterly Results Highlights – Operations

($ thousands)	Q4-2004	Q3-2004	Q4 Vs. Q3 US$	Q4 Vs. Q3 %
Revenue	81,872	62,941	18,931	30%
Gross profit	27,757	20,134	7,623	38%
Gross margin (%)	34%	32%		6%
R&D expenses	6,433	6,373	60	1%
SG&A expenses	20,436	16,855	3,581	21%
Operating costs and expenses	26,869	23,228	3,641	16%
Operating income (loss)	888	(3,094)	3,982	(129%)
Net income (loss)	918	(3,752)	4,670	(124%)
Earnings per share:				
Basic	$0.01	($0.04)		(125%)
Diluted	$0.01	($0.04)		(124%)
Weighted average number of shares:				
Basic	103,973	104,114		(0%)
Diluted	107,582	104,114		3%

Slide No. 17

MRV

Quarterly Results Highlights - Operations Q4 2004 Financial Review

Q4 2004 Financial Review

Quarterly Results Highlights – Financial Position

($ thousands)	Q4-2004	Q3-2004	Q4 Vs. Q3 US$	Q4 Vs. Q3 %
Assets				
Cash position (1)	84,019	75,315	8,704	12%
Cash to debt (2) ratio	1.74	1.57		11%
Accounts receivable, net	80,755	76,417	4,338	6%
Days receivables (days)	90	110	(20)	(18%)
Inventories	42,264	45,569	(3,305)	(7%)
Days inventory (days)	71	97	(26)	(27%)
Liabilities				
Accounts payable	43,209	39,826	3,383	8%
Short-term obligations (3)	25,286	24,729	557	2%
Long-term obligations	23,112	23,122	(10)	(0%)

(1) Includes - Cash and cash equivalents, short and long-term marketable securities and time deposits

(2) Includes - Short-term obligations, long-term debt including current portion and convertible notes

(3) Includes - Current portion of long-term debt and short-term obligations

Slide No. 18

Quarterly Results Highlights - Financial Position Q4 2004 Financial Review

4th Quarter and Full Year 2004 Financial Results Teleconference Q&A Session Slide No. 37